Exhibit 11

Computation of Earnings Per Share
(In thousands, except per share amounts)

                                                                                   Year Ended
----------------------------------------------------------------------------------------------------------------------------
                                                    September 27, 1998         September 28, 1997         September 29, 1996
                                                    ------------------         ------------------         ------------------
Primary Average Shares Outstanding                          4,134                      4,127                      4,142
Net Effect of Dilutive Stock Options
     - based on the treasury stock method using
       average market price                                    --                         --                         --
                                                         --------                   --------                   --------
Total                                                       4,134                      4,127                      4,142
                                                         ========                   ========                   ========
Net Income (Loss)                                        $ (6,759)                  $(11,302)                  $    110
                                                         ========                   ========                   ========
Per Share Amount                                         $  (1.63)                  $  (2.74)                  $   0.03
                                                         ========                   ========                   ========
Fully Diluted Average Shares Outstanding                    4,134                      4,127                      4,142
Net effect of dilutive stock options based on the
     treasury stock method using the highest of the
     average market price for the period or the
     market price at the end of the period                     --                         --                         --
                                                         --------                   --------                   --------
Total                                                       4,134                      4,127                      4,142
                                                         ========                   ========                   ========
Net Income (loss)                                        $ (6,759)                  $(11,302)                  $    110
                                                         ========                   ========                   ========
Per Share Amount                                         $  (1.63)                  $  (2.74)                  $   0.03
                                                         ========                   ========                   ========

NOTE: Average shares outstanding used for earnings per share included in the Company's financial statements do not reflect the effect of the stock options granted since their effect is antidilutive.